Exhibit 4.2
SHORETEL, INC.
SEVENTH AMENDED AND RESTATED RIGHTS AGREEMENT
     This SEVENTH AMENDED AND RESTATED RIGHTS AGREEMENT (this “Rights Agreement”) is entered into as of October 20, 2004, by and among ShoreTel, Inc., a California corporation (the “Company”), the persons and entities listed on Exhibit A hereto (the “Investors”), Edwin J. Basart, Michael Harrigan, Ray C. Combs, David P. Dix and David S. Korn (each a “Common Holder” and collectively, the “Common Holders”) and with respect to Section 1 only, Silicon Valley Bank (“SVB”).
RECITALS
     A. Certain of the Investors have agreed to purchase shares of the Company’s Series H Preferred Stock (the “Series H Preferred Shares”) pursuant to a Series H Preferred Stock Purchase Agreement dated of even date herewith (such agreement, as it may be amended from time to time is referred to herein as the “Series H Agreement”).
     B. The holders of the Company’s currently outstanding shares of Preferred Stock have certain information and registration rights and rights of first refusal under a Sixth Amended and Restated Rights Agreement dated March 1, 2004 by and among the Company and such persons and entities (the “Prior Rights Agreement”).
     C. The Series H Agreement provides that, as a condition to the purchase by certain of the Investors of Series H Preferred Shares thereunder, the Company will enter into this Agreement and the Investors will be granted the rights set forth herein. Accordingly, the Company and the Investors desire to enter into this Agreement in order to amend, restate and replace the rights and obligations of the parties under the Prior Rights Agreement with the rights and obligations set forth in this Agreement. Section 4.1 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the holders of at least a majority of the “Registrable Securities” (as defined in the Prior Rights Agreement), and the undersigned parties to this Agreement hold in excess of a majority of such “Registrable Securities”.
AGREEMENT
     NOW, THEREFORE, in consideration for and of the foregoing and of the mutual promises, covenants and conditions set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ShoreTel (Series H) – Rights Agmt

     1. Registration Rights.
          1.1 Definitions. As used in this Rights Agreement, the following terms shall have the following respective meanings:
          (a) The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and includes without limitation any person meeting the definition of “affiliate” set forth in Rule 405 of the Securities Act.
          (b) The term “Preferred Stock” shall mean the preferred stock of the Company.
          (c) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of the effectiveness of such registration statement.
          (d) The term “Registrable Securities” means (i) any and all shares of common stock of the Company (“Common Stock”) issued or issuable upon conversion of the Company’s Preferred Stock (the “Conversion Shares”), (ii) any and all shares of Common Stock or other securities issued or issuable in respect of the current or previously authorized and outstanding Preferred Stock, including without limitation a total of 3,814,741 shares of Common Stock issued to holders of Series E Preferred Stock on October 11, 2002, (iii) the shares of Common Stock (the “SVB Shares”) issuable upon conversion of the shares of the Company’s Series F Preferred Stock issuable upon exercise of that certain Warrant to Purchase Stock issued by the Company to SVB in September 2003, and (iv) any and all shares of Common Stock or other securities issued or issuable upon any conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization or similar event, excluding in all cases, however, Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned; provided, however, that notwithstanding anything herein to the contrary, the SVB Shares and any shares of Common Stock described in clause (iv) of this Section 1.1(d) that are issued in respect of any SVB Shares shall not be Registrable Securities for purposes of Section 1.2 of this Agreement; provided, further, that any and all shares described in clauses (i)-(iv) above which have been resold to the public shall cease to be Registrable Securities upon such resale and any shares as to which registration rights have terminated pursuant to Section 1.14 below shall cease to be Registrable Securities upon such termination. Registrable Securities shall also include, but solely for purposes of Sections 1.3, 1.5, 1.6, 1.7, 1.8, 1.12 and 1.14 of this Rights Agreement, any and all shares of Common Stock held, now or hereafter, by the Common Holders.
          (e) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
ShoreTel (Series H) – Rights Agmt

          (f) The terms “Holder” or “Holders” means the Investors and any person or persons to whom Registrable Securities were transferred under Section 1.10 hereof who hold Registrable Securities. The terms Holder and Holders shall also include, but solely for purposes of Sections 1.3, 1.5, 1.6, 1.7, 1.8, 1.12 and 1.14 of this Rights Agreement, the Common Holders.
          (g) The term “Initiating Holders” means any Holder or Holders holding 50% or greater of the aggregate of the Registrable Securities then outstanding; provided, however, the term “Initiating Holders” shall mean any Holder or Holders holding any percentage of the aggregate of Registrable Securities outstanding if the anticipated aggregate offering price of the securities to be registered in the proposed registration exceeds $20,000,000.
          (h) The term “SEC” means the Securities and Exchange Commission.
          (i) The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all Holders which are selling Registrable Securities under such registration statement, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
          1.2 Demand Registration.
     (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect a registration with respect to Registrable Securities, the Company will:
          (i) promptly give written notice of the proposed registration to all other Holders; and
          (ii) as soon as practicable, use its best efforts to effect all such registrations (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder’s or Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect such registration pursuant to this Section 1.2:
          (A) at any time prior to the earlier to occur of (1) March 1, 2007 or (2) 180 days following the effective date of the registration statement
ShoreTel (Series H) – Rights Agmt

under the Securities Act for the Company’s initial registered underwritten public offering of its securities to the general public (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) with a per share price of at least $0.645 per share (as adjusted for stock splits, combinations, and the like) and aggregate proceeds in excess of $20,000,000 (the “Qualified IPO”);
          (B) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act; or
          (C) after the Company has effected two (2) such registrations pursuant to this Section 1.2(a) and such registrations have been declared or ordered effective.
Subject to the foregoing clauses (A) through (C), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, but in any event within ninety (90) days, after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Company’s board of directors (the “Board of Directors”), it would be detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the receipt of the request of the Initiating Holders; and, provided further, however, that the Board of Directors shall not exercise such right to defer a filing more than once in any consecutive twelve (12) month period.
          (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a)(i). In such event, the underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not
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be reduced unless all other securities are first entirely excluded from the underwriting. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration.
               (c) Company Shares. If the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.
          1.3 Company Registration.
          (a) Registration. If at any time or from time to time, the Company shall determine to register any of its securities, for its own account or the account of any of its shareholders, other than a registration relating solely to employee stock option or purchase plans, or a registration relating solely to an SEC Rule 145 transaction, or a registration on any other form (other than Form S-1, S-2, S-3 or S-18, or their successor forms) or any successor to such forms, which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:
          (i) promptly give to each Holder written notice thereof and
          (ii) include in such registration (and compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 1.3(b) below.
          (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, and (i) if such registration is in connection with the Qualified IPO, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting, or (ii) if such registration is other than the first registered offering of the sale of the Company’s securities to the general public, the underwriter may
ShoreTel (Series H) – Rights Agmt

limit the amount of securities to be included in the registration and underwriting by the Company’s shareholders; provided, however, the number of Registrable Securities to be included in such registration and underwriting under this Section 1.3(b)(ii) shall not be reduced to less than 25% of the aggregate securities included in such registration without the prior consent of the Holders of not less than a majority of the Registrable Securities proposed to be included in such registration and underwriting. The Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among Holders requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each of such Holders as of the date of the notice pursuant to Section 1.3(a)(i) above; provided, however, that in no instance shall shares of any other selling shareholder or Registrable Securities held by the Common Holders be included in such registration and underwriting if such inclusion would reduce the number of shares of Registrable Securities held by other Holders able to be included in such registration and underwriting. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
          1.4 Form S-3. In addition to the rights and obligations set forth in Section 1.2 above, if Holders holding 20% or more of the Registrable Securities then outstanding (“S-3 Holders”) request that the Company file a registration statement on Form S-3 (or any successor to Form S-3) for a public offering of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which (net of underwriting discounts and commissions) would exceed $1,000,000 and the Company is then a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register the shares for such an offering, the Company shall use its best efforts to cause such shares to be registered for the offering as soon as practicable on Form S-3 (or any successor form to Form S-3); provided, however, the Company shall not be required to effect a registration pursuant to this Section 1.4:
          (a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          (b) if the Company, within ten (10) days of the receipt of the request of the S-3 Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within forty-five (45) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), and does so file within said forty-five (45) day period and makes reasonable efforts to cause such registration to become effective;
          (c) during a period of ninety (90) days following the effective date of a registration statement;
ShoreTel (Series H) – Rights Agmt

          (d) if the Company has effected two (2) registrations pursuant to this Section 1.4 within a twelve (12) month period from the date of such request; or
          (e) if the Company shall furnish to such S-3 Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the furnishing of such a certificate of deferral; provided, however, that the Board of Directors shall not exercise such right to defer a filing more than once in any consecutive twelve (12) month period.
In the event such S-3 Holders propose to offer the shares of Registrable Securities pursuant to this Section 1.4 by means of an underwriting, the proposed underwriter(s) shall be reasonably acceptable to the Company, provided, however, that in the event such underwriter(s) is (are) not reasonably acceptable to the Company, the Company shall be required to furnish to the Holders, within twenty (20) days of the receipt of the request for registration from S-3 Holders pursuant to this Section 1.4, the names of at least two (2) underwriters acceptable to the Company, who agree to act as underwriter for the proposed offering on terms no less favorable to the Holders than those terms proposed in writing by the underwriter(s) selected by the S-3 Holders. The Company shall give written notice to all Holders of the receipt of a request for registration pursuant to this Section 1.4 and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the registration is for an underwritten offering, the terms of Section 1.2(b) shall apply to all participants in such offering.
          1.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to this Section 1 shall be borne by the Company except as follows:
          (a) The Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 1.2 the request for which has been subsequently withdrawn by the Initiating Holders (in which case, such expenses shall be borne by the Holders requesting such withdrawal), unless the Initiating Holders agree to forfeit their right to one (1) registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.
          (b) The Company shall not be required to pay fees or disbursements of legal counsel of a Holder unless the Holders holding a majority of the shares included in the registration specify one special counsel.
ShoreTel (Series H) – Rights Agmt

          (c) The Company shall not be required to pay underwriters’ fees, discounts or commissions relating to Registrable Securities.
          1.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Rights Agreement, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. Except as otherwise provided in Section 1.5, at its expense the Company will:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if a shorter period, until securities included in the registration statement are sold.
          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this
ShoreTel (Series H) – Rights Agmt

Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
               (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
               (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          1.7 Indemnification.
               (a) The Company will indemnify and defend each Holder and each of its officers, directors, members, managers, partners (including J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank solely in their role as advisors to J.P. Morgan Direct Venture Capital Institutional Investors LLC, J.P. Morgan Direct Venture Capital Private Investors LLC, or 522 Fifth Avenue Fund, L.P. referred to hereinafter as the “J.P. Morgan Partners”), and each person controlling such Holder, with respect to which a registration has been effected pursuant to this Rights Agreement, and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus incident to such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration, and will reimburse each such Holder, each of its officers, directors, members, managers, partners (including the J.P. Morgan Partners), and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, as incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and, provided further, however, that the
ShoreTel (Series H) – Rights Agmt

Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter specifically for use therein.
          (b) Each Holder will, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration is being effected, indemnify and defend the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act, and each other such Holder, each of its officers, directors, members, managers, partners (including the J.P. Morgan Partners), and each person controlling such other Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus incident to such registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, members, managers, partners (including the J.P. Morgan Partners), persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder in an instrument duly executed by such Holder specifically for use therein; provided, however, that the indemnity agreement contained in this Section 1.7(b) and Section 1.7(d) below shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed); and, provided further, that the total amount for which any Holder shall be liable under this Section 1.7(b) shall not in any event exceed the aggregate proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.
          (c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense; and, provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in prejudice to the Indemnifying Party; and, provided further, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be
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reasonably inappropriate due to a conflict of interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
          (d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder and any indemnification by a holder pursuant to Section 1.7(b) in the aggregate exceed the net proceeds from the offering received by such Holder.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution combined in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) The obligations of the Company and Holders under this Section 1.7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement.
          1.8 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.
          1.9 Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:
          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, after ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
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          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
          (c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as the Holder may reasonably request in complying with any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.
          1.10 Transfer of Registration Rights. The Holders’ rights to cause the Company to register their securities and ancillary rights and keep information available, granted to them by the Company under the preceding Sections of this Section 1, may be assigned to a transferee or assignee of at least 100,000 shares (as adjusted for stock splits, stock dividends, recapitalization and like events) of a Holder’s Registrable Securities not sold to the public, provided in each case that (a) the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and (b) such transferee agrees to abide by and be bound by the terms of this Agreement. The Company may prohibit the transfer of any Holders’ rights under this Section 1.10 to any proposed transferee or assignee who the Company reasonably believes is a competitor of the Company. Notwithstanding anything else in this Section 1.10, any Holder may transfer rights to a transferee of fewer than 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and like events) of a Holder’s Registrable Securities if such transferee is an Affiliate of such Holder.
          1.11 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Holders (which consent will not be unreasonably withheld) of not less than a majority of the Registrable Securities then outstanding enter into any agreement, with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to demand any registration or include such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof if such inclusion would adversely affect the rights of any Holder (or any qualifying transferee under Section 1.10) under such Sections, including reducing the number of shares of Registrable Securities of a Holder able to be included in any registration.
          1.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of common stock or other securities convertible into common stock of the Company following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who
ShoreTel (Series H) – Rights Agmt

agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:
               (a) such agreement shall be applicable only to the registration statement of the Company filed in connection with the Qualified IPO; and
               (b) such agreement shall not be required unless all officers and directors of the Company and all holders of two percent or more of the Company’s outstanding capital stock (on a common-equivalent basis) enter into similar agreements.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.
     Notwithstanding the foregoing, in the event that the Company or the underwriters shall release from the terms of the foregoing lockup provisions or such agreements more than (i) 25,000 shares of Registrable Securities held by any person or entity, or (ii) 250,000 shares of Registrable Securities in the aggregate (any such amount released, the “Excess Release Amount”), the Company shall immediately so notify all other holders of Registrable Securities and each holder of Registrable Securities shall automatically be released from its lockup provided for in this Section 1.12 that amount of such holder’s Registrable Securities subject thereto equal to such holder’s pro-rata share of the Excess Release Amount, determined in according to the amount of Registrable Securities held by such holder.
     Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.12):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.
          1.13 Obligations of the Company — Cooperation. In the event of any underwritten public offering undertaken pursuant to Sections 1.2 or 1.4, the Company shall cooperate with the Holders requesting registration pursuant to this Section, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the Holders, in efforts to sell the Registrable Securities under the offering (including without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.
ShoreTel (Series H) – Rights Agmt

          1.14 Termination of Registration Rights. The obligations of the Company pursuant to this Section 1 shall terminate with respect to any Holder on the earlier of (i) the date five (5) years after the closing of the Qualified IPO, or (ii) with respect to a Holder that, together with its Affiliates, holds less than 1% of the outstanding common stock, the date on which such Holder can sell all of his/her remaining Registrable Securities under Rule 144 during any three (3) month period.
     2. Investors’ Right of First Offer.
          2.1 If, at any time prior to the termination of this right of first offer pursuant to Section 2.6, the Company should desire to issue in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder, any Equity Securities (as hereinafter defined), it shall give each Investor the right to purchase such Investor’s pro rata share (or any part thereof) of all of such privately offered Equity Securities on the same terms as the Company is willing to sell such Equity Securities to any other person. Each Investor’s pro rata share of the Equity Securities shall be equal to that percentage of the outstanding Common Stock then held by such Investor. For purposes of this Section 2.1, the outstanding Common Stock shall include (a) outstanding shares of Common Stock, and (b) shares of Common Stock issued or issuable upon exercise and/or conversion of any then outstanding options (which are fully vested), warrants or shares of the Preferred Stock.
          2.2 Prior to any sale or issuance by the Company of any Equity Securities, the Company shall notify each Investor in writing of its intention to sell and issue such securities, setting forth the terms under which it proposes to make such sale. Within twenty (20) days after receipt of such notice, each Investor shall notify the Company in writing whether such Investor desires to exercise the option to purchase such Investor’s pro rata share (or any part thereof) of the Equity Securities so offered. If an Investor elects to purchase such Investor’s pro rata share, then such Investor shall have a right of over-allotment such that if any other Investor fails to purchase such Investor’s pro rata share of the Equity Securities, such Investor(s) who have elected to purchase their pro rata shares may purchase, on a pro rata basis, that portion of the Equity Securities which such other Investors elected not to purchase.
          2.3 After termination of the twenty (20) day period specified in Section 2.2 above, the Company may, during a period of ninety (90) days following the end of such twenty (20) day period, sell and issue such Equity Securities as to which (a) the Investors have no right under this Section 2 to purchase, and (b) the Investors do not indicate a desire to purchase, to another person upon the same terms and conditions as those set forth in the notice to the Investors. In the event the Company has not sold the Equity Securities, or has not entered into an agreement to sell the Equity Securities, within said ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Investors in the manner provided above.
          2.4 If an Investor gives the Company written notice that such Investor desires to purchase any of the Equity Securities offered by the Company, payment for the Equity Securities shall be by check, or wire transfer, against delivery of the Equity Securities at the executive offices of the Company within ten (10) days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Securities. The Company shall take all such
ShoreTel (Series H) – Rights Agmt

actions as may be required by any regulatory authority in connection with the exercise by an Investor of the right to purchase Equity Securities as set forth in this Section 2.
          2.5 The following shall not be deemed “Equity Securities”, and the right of first offer contained in this Section 2 shall not apply to the issuance by the Company of the following: (a) shares of Common Stock (and/or options, warrants and/or rights therefor) granted, issued or sold to employees, consultants, advisors, directors or officers of the Company or any subsidiary of the Company pursuant to stock grant, stock purchase and/or stock option plans, warrants, stock bonuses or awards, or any other stock incentive program, agreement or arrangement approved by the Board of Directors, (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date hereof, and any securities issuable upon the conversion thereof, (c) shares of Common Stock or Preferred Stock (and/or options, warrants and/or rights therefor) issued by the Company as part of bona fide acquisitions by the Company of all or substantially all of the assets or shares of other companies or entities whether through a merger, exchange, reorganization or the like, in each case which transaction is approved by the Board of Directors, (d) shares of Common Stock or Preferred Stock (and/or options, warrants and/or rights therefor) issued by the Company pursuant to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or leasing arrangements, leases of real or personal property, or in connection with strategic transactions involving the Company (including without limitation joint ventures, manufacturing, marketing and distribution arrangements, and technology transfer and development arrangements), in each case which transaction or arrangement is approved by the Board of Directors and the principal purpose thereof is not to raise additional equity capital for the Company, (e) shares of Series H Preferred Stock issued pursuant to the Series H Agreement, (f) shares of Common Stock issued upon conversion of shares of the Preferred Stock outstanding as of the date hereof, or upon conversion of shares of Series H Preferred Stock issued pursuant to the Series H Agreement, (g) shares of Common Stock or Preferred Stock (and/or options, warrants and/or rights therefor) issued in connection with any stock split, stock dividend, recapitalization or similar event, or (h) shares of Common Stock (and/or options, warrants and/or rights therefor) issued in connection with an underwritten public offering of shares of the Company’s capital stock.
          2.6 The right of first offer contained in this Section 2 shall terminate upon the earliest to occur of (a) the consummation of the Qualified IPO or (b) the closing of (i) a merger or consolidation of the Company with or into any other corporation in which the Company’s shareholders shall own less than 50% of the voting securities of the surviving corporation, (ii) a sale, transfer, or disposition of all or substantially all of the assets of the Company, or (iii) the grant by the Company of an exclusive license of all or substantially all of the Company’s material intellectual property assets.
          2.7 The term “Equity Securities” shall mean (a) Common Stock or Preferred Stock, or equity security and rights, options or warrants to purchase Common Stock or Preferred Stock or equity security, (b) any security other than Common Stock or Preferred Stock having voting rights in the election of the Board of Directors, not contingent upon a failure to pay dividends, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any agreement or commitment to issue any of the foregoing.
ShoreTel (Series H) – Rights Agmt

          2.8 An Investor’s right to purchase any Equity Securities pursuant to this Section 2 may be assigned by an Investor to an Affiliate of an Investor.
     3. Information Rights.
          3.1 Annual Financial Information; Business Plan; Budget. As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, the Company will furnish to each Investor, audited financial statements, including consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year and consolidated statements of income and surplus and consolidated statements of changes in financial position of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles. Not later than thirty (30) days prior to the beginning of each fiscal year of the Company, the Company will deliver to each Investor the Company’s business plan and projected operating budget for the next fiscal year.
          3.2 Quarterly Financial Information. As soon as available and in any event within forty-five (45) days after each quarterly accounting period, the Company will furnish to each Investor quarterly financial statements of the Company, including a balance sheet, profit and loss statement, cash flow analysis and a comparison to budget.
          3.3 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.
          3.4 Other Information. For so long as any Investor holds at least 1,000,000 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof, as adjusted for stock splits, combinations, and the like), the Company shall make available to such Investor such other information relating to the Company’s financial condition, business prospects, or corporate affairs as such Investor may from time to time reasonably request.
          3.5 Confidentiality of Information. Each Investor agrees that any information obtained by it pursuant to Sections 3.1, 3.2, 3.3 and 3.4 will not be disclosed to any person or entity without the prior written consent of the Company; provided, however, that such consent shall not be unreasonably withheld and that notwithstanding the foregoing, each Investor may disclose such information without the prior written consent of the Company to its members, partners, shareholders, legal counsel, professional accountants, investment advisor, associates or employees in order to evaluate this investment and as may be necessary to continue to evaluate the Company and provided further, that any Investor may provide financial information to its partners or members as required by any partnership agreement or limited liability operating agreement. Each Investor agrees that any recipient of information obtained by the Investor pursuant to Sections 3.1, 3.2, 3.3 and 3.4 shall agree to be bound by the provisions of this Section 3.5 respect to such information. Each Investor’s obligations under this Section 3.5 shall not apply to any information which:
ShoreTel (Series H) – Rights Agmt

          (a) was in the public domain at the time it was communicated to the Investor by the Company;
          (b) entered the public domain subsequent to the time it was communicated to the Investor through no fault of the Investor;
          (c) was in the Investor’s possession free of any obligation of confidence at the time it was communicated to the Investor by the Company;
          (d) was rightfully communicated to the Investor by a third party free of any obligation of confidence subsequent to the time it was communicated to the Investor by the Company;
          (e) was disclosed by the Investor in response to a valid order by a court or other governmental body, was otherwise required to be disclosed by law, or was necessary to establish the rights of either party under this Rights Agreement; or
          (f) was independently developed by the Investor without using the confidential information of the Company.
          3.6 Termination of Covenants. The covenants set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall terminate and be of no further force and effect upon the earlier to occur of (a) the Qualified IPO or (b) upon any merger or consolidation of the Company with any other corporation in which the shareholders of the Company immediately prior to such transaction shall own less than 50% of the voting securities of the surviving corporation.
     4. General.
          4.1 Waivers and Amendments. With the written consent of the record or beneficial holders of at least a majority of the Registrable Securities (other than Registrable Securities consisting of Common Stock held by the Common Holders), the obligations of the Company and the rights of the parties under this agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Rights Agreement; provided, however, that no such modification, amendment or waiver shall adversely affect the rights of the Common Holders under this Rights Agreement with respect to shares of Common Stock held by such Common Holders without the prior written consent of the record or beneficial holders of at least a majority of the shares of outstanding Common Stock then held by the Common Holders. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Rights Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 4.1.
ShoreTel (Series H) – Rights Agmt

          4.2 Employee Agreements. Unless otherwise approved by the Board of Directors, all current and future officers and employees of (except for the Common Holders) and consultants to the Company who shall purchase (other than by exercise of stock options meeting the requirements of this Section 4.2), or receive options to purchase, shares of Common Stock following the date hereof shall be required to (i) execute stock purchase or option agreements providing for (x) in the case of initial grants to individuals, vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting thereafter at the rate of 1/48 at the end of each month until all of the shares are vested; or (y) in the case of merit grants vesting at the rate of 1/48 at the end of each month; or (z) as otherwise approved by the Board of Directors, and (ii) enter into a “market stand-off” agreement as provided in Section 1.12 hereof.
          4.3 Aggregation of Stock. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          4.4 Governing Law. This Rights Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.
          4.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          4.6 Entire Rights Agreement. Except as set forth below, this Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and this Rights Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof, including but not limited to the Prior Rights Agreement.
          4.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by overnight courier service or mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to any Investor, at such party’s address as set forth in the Company’s records, or at such other address as such party shall have furnished to the Company in writing, or (b) if to the Company, attention Chief Financial Officer, ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, California 94085, Facsimile: (408) 331-3333, or at such other address as the Company shall have furnished to the Investor in writing.
          4.8 Severability. In case any provision of this Rights Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Rights Agreement or any provision of the other agreements among the Investors and the Company shall not in any way be affected or impaired thereby.
ShoreTel (Series H) – Rights Agmt

          4.9 Titles and Subtitles. The titles of the sections and Sections of this Rights Agreement are for convenience of reference only and are not to be considered in construing this Rights Agreement.
          4.10 Counterparts and Facsimile Signature. This Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered by facsimile or electronic mail and upon such delivery the facsimile or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[Signature Page Follows]
ShoreTel (Series H) – Rights Agmt

     IN WITNESS WHEREOF, the parties hereby have executed this Rights Agreement on the date first above written.
THE COMPANY:
SHORETEL, INC.

By:	/s/ John W. Combs

John W. Combs,
Chief Executive Officer
[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

INVESTORS:

CROSSPOINT VENTURE PARTNERS 2000 Q, L.P.

Signature:	/s/ Seth D. Neiman

Print Name:	Seth Neiman

Print Title:	Managing Partner

CROSSPOINT VENTURE PARTNERS 2000, L.P.

Signature:	/s/ Seth D. Neiman

Print Name:	Seth Neiman

Print Title:	Managing Partner

CROSSPOINT VENTURE PARTNERS 1996

By:	/s/ Seth D. Neiman

Name:	Seth Neiman

Title:	Managing Partner

CROSSPOINT VENTURE PARTNERS LS2000 LP

By: :	/s/ Seth D. Neiman

Name :	Seth Neiman

Title:	Managing Partner

[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

LBI GROUP INC.

By:	/s/ Brian Paul

Name:	Brian Paul

Title:

LEHMAN BROTHERS P.A. LLC

By:	/s/ Brian Paul

Name:	Brian Paul

Title:

[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II, L.P.

By:	Lehman Brothers Venture Associates II LLC, its General Partner

By:	/s/ Brian Paul

Name:	Brian Paul

Title:

LEHMAN BROTHERS PARTNERSHIP
ACCOUNT 2000/2001, L.P.

By:	Lehman Brothers Partnership GP 2000/2001, L.P., its General Partner
By:	LB I Group Inc., its General Partner

By:	/s/ Brian Paul

Name:	Brian Paul

Title:

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, L.P.
By:	Lehman Brothers Offshore Partnership GP 2000/2001, L.P., its General Partner
By:	Lehman Brothers Offshore Partners Ltd., its General Partner

By:	/s/ Brian Paul

Name:	Brian Paul

Title:

[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

FOUNDATION CAPITAL, L.P.
By: Foundation Capital Management, LLC

By:	/s/ Kathryn Gould

Manager

FOUNDATION CAPITAL
ENTREPRENEURS FUND, LLC
By: Foundation Capital Management, LLC

By:	/s/ Kathryn Gould

Manager

FOUNDATION CAPITAL LEADERSHIP FUND, L.P.

By:	FC Leadership Management Co., LLC

By:	/s/ Kathryn Gould

Manager

FOUNDATION CAPITAL LEADERSHIP PRINCIPALS FUND, LLC
By:	FC Leadership Management Co., LLC

By:	/s/ Kathryn Gould

Manager
[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

J.P. MORGAN DIRECT VENTURE CAPITAL
INSTITUTIONAL INVESTORS LLC
By:	JPMorgan Chase Bank (as investment advisor)

By:	/s/ Julian Shles

Julian Shles, Managing Director

J.P. MORGAN DIRECT VENTURE CAPITAL
PRIVATE INVESTORS LLC
By:	J.P. Morgan Investment Management Inc.
(as investment advisor)

By:	/s/ Julian Shles

Julian Shles, Managing Director

522 FIFTH AVENUE FUND, L.P.
(2004 PROGRAM)
By:	J.P. Morgan Investment Management Inc.
(as investment advisor)

By:	/s/ Julian Shles

Julian Shles, Managing Director
[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

/s/ Rusty Thomas
Rusty Thomas

[Signature page to Seventh Amended and Restated Rights Agreement]
ShoreTel (Series H) – Rights Agmt

EXHIBIT A
INVESTORS
Crosspoint Venture Partners 1996
Crosspoint Venture Partners LS2000 L.P.
Crosspoint Venture Partners 2000 Q L.P.
Crosspoint Venture Partners 2000 L.P.
2925 Woodside Road
Woodside, CA 94062
Attn: Mr. Seth Neiman
LB I Group Inc.
Lehman Brothers P.A. LLC
Lehman Brothers Venture Capital Partners II, L.P.
Lehman Brothers Partnership Account 2000/2001, L.P.
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.
c/o Lehman Brothers
155 Linfield Drive
Menlo Park, CA 94025
Attn: Mr. Brian Paul
Foundation Capital, L.P.
Foundation Capital Entrepreneurs Fund, LLC
Foundation Capital Leadership Fund, L.P.
Foundation Capital Leadership Principals Fund, LLC
70 Willow Road, Suite 200
Menlo Park, CA 94025
Attn: Mr. Bill Elmore
J.P. Morgan Direct Venture Capital Institutional Investors LLC
J.P. Morgan Direct Venture Capital Private Investors LLC
522 Fifth Avenue Fund, L.P.
522 Fifth Avenue
New York, NY 10036
Attn: Mr. Jarrod Fong
Focus Ventures, L.P.
Focus Ventures Co-Investment Fund, L.P.
FV Investors, L.P.
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attn: Mr. Steven Bird
Matrix Partners IV, L.P.
Matrix IV Entrepreneurs Fund, L.P.
2500 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attn: Mr. Shirish Sathaye
ShoreTel (Series H) – Rights Agmt

Norwest Venture Partners VI, L.P.
525 University Avenue, Suite 800
Palo Alto, CA 94301
Attn: Mr. Matt Howard
JAFCO Co., LTD.
JAFCO R-3 Investment Enterprise Partnership
JAFCO JS-3 Investment Enterprise Partnership
JAFCO G-6(A) Investment Enterprise Partnership
JAFCO G-6(B) Investment Enterprise Partnership
JAFCO G-7(A) Investment Enterprise Partnership
JAFCO G-7(B) Investment Enterprise Partnership
JAFCO America Ventures Inc.
U.S. Information Technology No. 2 Investment Enterprise Partnership
505 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Attn: Mr. David Polifko
Silicon Valley Bank
2400 Geng Road, Suite 200
Palo Alto, CA 94303
Attn: Raelene Enos
WS Investment 97A
WS Investment 99B
650 Page Mill Road
Palo Alto, CA 94304
Attn: Mr. Jim Terranova
Thomas van Overbeek
c/o ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94086
Edwin Basart
c/o ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94086
Rusty Thomas
c/o ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94086
John Fazio
20884 Sarahills Drive
Saratoga, CA 95070
Michael Harrigan
c/o ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94086
ShoreTel (Series H) – Rights Agmt